Exhibit 99.1

500 Laurel Street Baton Rouge, LA 70801

FOR IMMEDIATE RELEASE	Misty Albrecht
March 22, 2021	b1BANK 225.248.7635 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Announce Acquisition of Smith Shellnut Wilson, LLC

Baton Rouge, LA – Business First Bancshares, Inc. (Business First) (NASDAQ: BFST), the holding company for b1BANK, and Smith Shellnut Wilson, LLC (SSW) today jointly announced the signing of a definitive agreement under which b1BANK will acquire SSW. SSW is a registered investment advisor specializing in managing investment portfolios for corporations, foundations and individuals. Consummation of the acquisition is expected to occur in the coming weeks.

“b1BANK has worked closely with SSW since the day we chartered 15 years ago. We value the quantifiable impact they’ve had on the management of our investment portfolio, we respect the sophistication of their capabilities as specialists, and we trust them as people,” said Jude Melville, president and CEO of b1BANK. “Bringing SSW under the b1BANK umbrella will allow us to expand the set of products and services we offer through our Financial Institutions Group while also strengthening the investment services we offer to our individual clients.”

SSW, which was founded in 1995, is headquartered in Ridgeland, Mississippi and offers investment advisory services which include discretionary and non-discretionary management of investment portfolios for a variety of clients. As of December 31, 2020, SSW reported $3.5 billion in assets under management, while b1BANK managed $235 million through its Wealth Solutions Division. Following consummation of the transaction, b1BANK expects to consolidate its Wealth Solutions Division with SSW and to continue to operate SSW as a subsidiary of b1BANK.

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“Over the last 25 years, SSW has been dedicated to the premise that client relationships and performance, not transactions, are the ultimate goals,” said Will Johnson, SSW Principal. “b1BANK and SSW operate with similar values, including a personalized, structured style to portfolio management and innovative methods of product development,” said Frank W. Smith, III, SSW Principal. “This merger will provide both SSW and b1BANK teams with more options to customize client services,” said Smith.

Fenimore, Kay, Harrison & Ford, LLP acted as legal advisor to B1BANK, while Brunini, Grantham, Grower & Hewes, PLLC advised SSW.

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary b1BANK, formerly known as Business First Bank, operates 43 banking centers in markets across Louisiana and in the Dallas, Texas area. b1BANK provides commercial and personal banking, treasury management and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1BANK.com for more information. Business First’s common stock is traded on the NASDAQ Global Select Market under the symbol “BFST.”

Forward-Looking Statements

Statements in this press release may not be based on historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms. Any forward-looking statement speaks only as of the date of this press release, and Business First does not undertake any obligation, and specifically declines any obligation, to revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

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